Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Suzie Boland	Alison Ziegler
RFB Communications Group	Cameron Associates
813.259.0345	212.554.5469
sboland@rfbcommunications.com	alison@cameronassoc.com

Homeowners Choice Drops Effort to Acquire 21st Century Holding Company

Homeowners Choice Chairman Expects Profitable

Third and Fourth Quarters

Clearwater, Fla. – Nov. 4, 2009 – Homeowners Choice, Inc. (NASDAQ:HCII), a Florida-based insurance holding company, announced today that its proposal to merge with 21st Century Holding Company (NASDAQ: TCHC) expired on Monday, Nov. 2, 2009, and it has ended for now its efforts to effect the merger. The proposal, publicly disclosed on Oct. 13, 2009, was an offer by Homeowners Choice of $1.00 in cash and one-half share of Homeowners Choice common stock for each share of 21st Century common stock. 21st Century announced its rejection of the proposed offer on Oct. 29, 2009.

In conjunction with the announcement, Paresh Patel, Chairman of the Board of Homeowners Choice, issued a statement addressed to the company’s shareholders. In the statement, presented in a question and answer format, he explains the rationale behind the proposed merger, discusses the performance of Homeowners Choice and anticipates future profits.

In answer to the question “Will Homeowners Choice consider a hostile acquisition of 21st Century?” Patel’s responds, “We may do so at a later date, but the current answer is no.” On performance and future profits, Patel states, “Homeowners Choice has been profitable for eight consecutive quarters. And, I am pleased to state that we expect to be profitable in the third and fourth quarters of 2009.”

Following is the full text of the statement.

To my fellow shareholders of Homeowners Choice, Inc.:

As you probably are aware, Homeowners Choice proposed a merger with 21st Century Holding Company several weeks ago. A number of you had questions about the transaction and the future of our company. At the time, we asked for your patience as we thought it inappropriate to discuss an ongoing situation. We noted your questions and believe this is now the appropriate time for our response.

What is the rationale behind the proposal?

When Homeowners Choice was founded, management outlined a strategy for steady, prudent growth. We continue to implement that strategy, which has produced the following results over the past two years:

•	Increased book value from $2.50 to $6.83

•	Eight consecutive quarters of profitability

•	More than 53,000 policyholders

•	Proven capability of our management team to grow the business

A merger of Homeowners Choice and 21st Century represented an opportunity to enhance shareholder value in continuance of our growth strategy. 21st Century has an array of business lines and geographic markets which would provide a combined entity with diversification and avenues for growth. 21st Century, however, has struggled in managing these valuable assets. According to 21st Century Chief Executive Officer Michael Braun, 21st Century will not be profitable during the third and fourth quarters of 2009. That means 21st Century will report losses in four out of six quarters.

Mr. Braun blames these losses on the economic environment, reinsurance costs and wind mitigation credits. We of course sympathize with 21st Century since we face that same economic environment and the same challenges of reinsurance costs and wind mitigation credits. However, Homeowners Choice has been profitable for eight consecutive quarters. And I am pleased to state that we expect to be profitable in the third and fourth quarters of 2009, reaching 10 consecutive quarters of profitability.

Frankly, our track record indicates we could add substantial value to 21st Century’s assets.

Beyond that, the combined entity would be larger, stronger and better able to pursue growth. Also, a larger market capitalization should be accompanied by greater share trading volume and liquidity, which would make the shares more attractive to institutional investors and ultimately lead to a greater overall market valuation.

Did you undervalue 21st Century?

No. We believe we offered a fair price to 21st Century shareholders. Publicly-held companies are valued each day through their share prices. Those valuations are based on, among other things, their assets, the performance of the management team and future prospects.

21st Century has been trading below book value for more than a year. The market is substantially discounting the assets of 21st Century, perhaps because of past performance of its management and concerns for its future prospects.

Note that while 21st Century’s share price jumped substantially on our offer, it never neared our offer price. We believe this is a strong indication that the market viewed our offer as fair, if not generous. Putting it differently, the market does not believe 21st Century is worth more than our offer.

While 21st Century described our offer of approximately $5.30 as “wholly inadequate,” consider the following: (1) 21st Century’s management never asked for a higher offer or engaged in any serious discussions with us and (2) after rejecting our proposed offer, 21st Century has now initiated a share buy-back program by which it proposes to purchase shares from its own shareholders at market prices approaching $4.00.

Will Homeowners Choice consider a hostile acquisition of 21st Century?

We may do so at a later date, but the current answer is no.

Can you comment on the share price of Homeowners Choice?

We don’t typically comment on our share price, preferring to focus on managing the business. As I noted above, the market generally values a company’s assets, performance and prospects. In terms of assets, we have increased book value per share from $2.50 to $6.83 in two years. As for performance, we have had eight straight quarters of profitability, and expect to reach 10 straight quarters during 2009.

In terms of our future prospects, one need only look at what our insiders are doing. We have been buying our own stock. The board authorized a $3 million share buyback several months ago based on a determination that buying Homeowners Choice stock was the best use of a portion of our investment cash.

Not one member of the Homeowners Choice board, which includes some of our largest shareholders, has sold a single share of Homeowners Choice stock.

Finally, I am the second largest shareholder of Homeowners Choice and, as reported to the Securities and Exchange Commission, since November of last year I have been purchasing Homeowners Choice warrants on the open market. The exercise price of those warrants is $9.10 per share. (The warrants trade on the Nasdaq Global Market under the ticker symbol “HCIIW.” Two warrants must be exercised to purchase one Homeowners Choice share.)

Are you worried about wind mitigation credits?

Wind mitigation credits have been in force for several years. They do cause uncertainty to the premiums collected. However, it is an industry-wide issue and not a new item. Our management team factored the issue into our business planning 18 months ago and our results reflect that.

What about reinsurance?

Reinsurance is our single biggest cost. The Florida Office of Insurance Regulation regulates Homeowners Choice as it does all insurers in Florida. At the start of each hurricane season, that office reviews all insurers in the state – large or small, new or old - for their ability to pay claims in the event of a hurricane. Every year we buy enough reinsurance to meet or exceed regulatory requirements.

The result is that we transfer most of the potential hurricane losses to our reinsurers. This transfer of risk costs 30 percent to 55 percent of our premiums every year. We incur this cost even in hurricane-free years.

This hurricane season, the cost of reinsurance has been particularly high, which has caused stress to all property insurance companies. The management team of Homeowners Choice had the foresight to take appropriate action well in advance. Our results, contrasted with those of our competitors, reflect that prudent management.

Is Homeowners Choice profitable only because there have been no hurricanes?

No. Maintaining profitability is not as simple as dodging hurricanes. First, as noted above, we transfer most of the hurricane risks to our reinsurers. Second, homeowners’ insurance is a complicated business. It requires the balance of many competing variables, including rates, underwriting criteria, risk dispersal, reinsurance costs and operating expenses.

In general, our rates are limited to the rates charged by Citizens Property Insurance Corporation, from which we assume most of our policies. Selecting policies with rates commensurate to the risks and without undue geographic concentrations requires adherence to our own complex set of underwriting criteria. Miami-Dade County, Florida is a particularly challenging environment for comparing rates and risks. Yet we are profitable there. Dispersing our risks geographically plays a role in managing reinsurance costs, our single largest cost.

We have been profitable for eight consecutive quarters. Our competitors have operated during this same hurricane-free period. Yet many of them have reported losses or gone out of business. For example, we were recently selected by the Florida Department of Financial Services as the replacement insurer for policyholders of American Keystone Insurance Company, which is in receivership. Being profitable is not easy. It requires diligence and foresight.

Is Homeowners Choice prepared for an active wind season?

Yes. We believe our consistent profitability positions us well to surmount an active wind season. As I stated above, we transfer most of the hurricane risks to our reinsurers. In the event of a hurricane, we have plans in place for handling the additional service levels required and the higher expenses for investigating and estimating policyholder losses.

What will Homeowners Choice do next?

We will continue to move forward. We have a proven strategy that produces above average results. We do not need to develop alternative strategies in order to improve results.

Although the past two years have seen Homeowners Choice grow prudently, profitably and quickly, we have captured less than 2 percent of the Florida homeowners’ insurance market. We have a great deal of opportunity ahead of us.

We recently announced that we have been approved by the Florida Department of Insurance Regulation to assume 60,000 policies from Citizens Property Insurance Corporation, the state-owned insurance company. We have a solid track record of handling these assumptions.

Finally, we will evaluate opportunities for growth whether organic or by acquisition as those opportunities arise.

In conclusion, Homeowners Choice has exceeded expectations during the past two years, not by accident or luck, but rather by having an outstanding management team. This team will continue to pursue opportunities to enhance shareholder value.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Clearwater. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance solely to Florida property owners. Founded in 2006, Homeowners Choice today serves approximately 53,000 policyholders throughout Florida representing approximately $100 million in annualized premiums. The company’s common shares trade on the NASDAQ Global Market under the ticker symbol HCII and were recently added to the Russell Microcap Index. Warrants trade on the same market under the ticker symbol HCIIW. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. The forward-looking statements in this news release include statements regarding the company’s expectations regarding future profits. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s registration statement filed with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition, and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.